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                                                                    EXHIBIT 10.1
                                  SUPPLEMENTAL PENSION BENEFIT AGREEMENT BETWEEN
                          INTERNATIONAL PAPER COMPANY AND CHRISTOPHER P. LIDDELL


                    [INTERNATIONAL PAPER COMPANY LETTERHEAD]



December 14, 2004

Mr. Christopher P. Liddell
Senior Vice President and Chief Financial Officer
International Paper
400 Atlantic Street
Stamford, CT 06921

Re:   Supplemental Pension Benefit

Dear Chris:

As an employee of International Paper (the "Company" or "IP"), you are entitled to certain pension benefits under the Company's retirement plans, specifically the Qualified Plan, and the Restoration Plan (collectively referred to herein as the "Retirement Plans), based on your date of birth (April 24, 1958), and your date of hire by IP (December 1, 2002). To recognize your seven (7) years of service at Carter Holt Harvey, a subsidiary of IP ("CHH") prior to your transfer to IP in Stamford, CT. in December 2002, the Company previously agreed to provide you with a supplemental pension benefit (described below) that takes into account your CHH service.

This letter explains that the Company's obligation to pay you a supplemental pension benefit is distinct from any benefits you may be eligible to receive under IP's Supplemental Executive Retirement Plan (the "SERP"). You became eligible for the SERP upon your appointment as Senior Vice President and Chief Financial Officer of the Company in April 2003, and the terms of the SERP may only be modified by a decision of the Management Development & Compensation Committee of the Board. Thus, this letter relates only to the benefits to which you are entitled under the Retirement Plans and the supplemental benefit, and supercedes any prior oral or written communication on this subject.

Retirement Plans. The Retirement Plans are described in documents that set forth the specific terms and conditions under which you are eligible to receive a pension from IP. Copies of these Retirement Plans (or the Summary Plan Descriptions) have been provided to you. You should be aware that the Company may amend or discontinue these plans in its sole discretion, subject to applicable U.S. laws governing termination of plan benefits. The Qualified Plan is funded, and governed by ERISA. The plan pays benefits based on compensation up to a maximum limit ($205,000 in 2004). The Company has also established a plan for highly compensated individuals, namely the Restoration Plan. Under the terms of these plans, you accrue benefits under these plans from your date of hire by IP to your date





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of termination, or the earlier amendment or termination of these plans.
Generally, these plans provide that benefits so accrued may not be rescinded, but you should also be aware that pension amounts to which you may be entitled under these plans may be adversely affected by liquidation, reorganization or bankruptcy of the Company.

Pension Supplement. This pension supplement recognizes the fact that your IP pension, accrued under the terms of the Retirement Plans, does not credit your years of service at CHH toward calculating eligibility for vesting, or the amount of your pension benefits. The pension supplement, paid from the general assets of the Company, will take into account your seven (7) years of service with CHH, commencing October 1, 1995.

Vesting and Pension Supplement Calculation. Your CHH service will be included in determining your eligibility for retirement. The pension supplement will be in addition to the pension to which you may be entitled under the Retirement Plans. The amount of the pension supplement will be calculated by using your date of hire by CHH (October 1, 1995) to your termination date from IP, using the formula in effect as of said date in the Retirement Plans. The amount of the pension supplement will be equal to the difference between (1) the payment to which you would be entitled using your combined years of CHH and IP service, and
(2) the amount to be paid under the Retirement Plans without credit for CHH service. The pension supplement will be paid in accordance with the terms of the Restoration Plan.

Early Termination. You will not be entitled to receive your vested retirement benefit until you reach the age of 55.

Hypothetical Pension Benefits with CHH Service. This is an example, based on an assumed salary and bonus at termination, of the annual payments for which you would eligible, if you were to retire at age 65 with credit for both CHH and IP service.

IP and CHH Service Credit (28 years of service)

-------------------------------------------
                         Age 65 (2023)
-------------------------------------------
Qualified Plan           $83,254
-------------------------------------------
Restoration Plan         $489,132
-------------------------------------------

-------------------------------------------
                         $572,386
-------------------------------------------




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We hope this letter addresses your questions and clarifies the Company's agreement with you. Please acknowledge your acceptance of this agreement by signing below.

Sincerely,



/s/ Jerry Carter
--------------------------------------
Jerry Carter
Senior Vice President, Human Resources



/s/  John V. Faraci
--------------------------------------
John V. Faraci
Chairman & CEO


Accepted: /s/ Christopher P. Liddell
          ----------------------------
              Christopher P. Liddell


Dated:  December 14, 2004

cc:   Maura A. Smith
      Thomas W. Alberg




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